Exhibit 99.1

EVI Industries Reports Record Fiscal 2025 Results, Fueled by Strategic Acquisitions, Organic Growth, Technological Advancements, and Market Expansion, and Announces Special Cash Dividend

Completed Four Acquisitions, Including the Largest in Company History, Delivered 7% Compounded Annual Organic Revenue Growth, and Expanded Strategic Investments

Miami, Florida – September 11, 2025 - EVI Industries, Inc. (NYSE American: EVI) announced today its operating results for the fourth quarter and fiscal year ended June 30, 2025. The Company also provided updates related to its buy-and-build growth strategy, growth opportunities, and technology investments, and announced a special cash dividend.

EVI has established itself as the leader in the highly fragmented North American commercial laundry distribution and service industry through execution of its long-term growth strategy. Since the strategy’s inception in 2016, the Company has achieved compounded annual growth rates of 30% in revenue, 18% in net income, and 27% in adjusted EBITDA. These results have been driven by the acquisition of 31 businesses, along with a 7% compounded annual growth rate in organic revenue, highlighting the effectiveness of EVI’s disciplined approach to growth.

Fiscal Year 2025 Results (compared to the fiscal year ended June 30, 2024)

▪	Revenue increased 10% to a record $390 million,
▪	Gross Profit increased 12% to a record $118 million, or a record 30.4%,
▪	Operating Income increased 18% to $13.8 million,
▪	Net Income increased 33% to $7.5 million,
▪	Adjusted EBITDA increased 11% to $25.0 million, or 6.4%, and
▪	The three-year compounded annual growth rate (CAGR) in organic revenue was 7%.

Fourth Quarter Results (compared to the quarter ended June 30, 2024)

▪	Revenue increased 22% to a record $110 million,
▪	Gross Profit increased 24% to a record $33.9 million, or a record 30.8%,
▪	Operating Income increased 13% to a record $4.1 million,
▪	Net Income increased 1% to $2.1 million, and
▪	Adjusted EBITDA increased 17% to a record $7.2 million, or 6.5%.

Henry Nahmad, EVI’s Chairman and Chief Executive Officer, commented: “Fiscal 2025 was a defining year for our Company. We delivered record financial results, successfully completed the Company’s largest acquisition, and made meaningful progress on our technology roadmap. We believe that our expanded geographic footprint, modernized systems, and commitment to innovation position us to deliver even greater value to customers and shareholders in the years ahead."

Fiscal 2025 results reflect the continued execution of EVI’s long-term growth strategy through both organic expansion and strategic acquisitions. Strong demand across the Company’s distribution and service network was supported by favorable conditions across key end markets, including healthcare, hospitality, and the vended laundry industry, which continue to demonstrate resilient demand for commercial laundry products and services. The Company expanded its sales and technical workforce to support its objective of increasing market penetration and capturing market share in targeted regions, and these efforts, combined with strong demand, have resulted in a solid backlog of confirmed customer orders that provide further momentum for sustained growth.

At the same time, the Company advanced its operational capabilities by investing in modernizing its infrastructure, including meaningful enhancements to its technology systems. These efforts represent a significant undertaking, but they are already delivering tangible improvements at the regional group level. Over time, as these initiatives scale across the enterprise and the pace of spending moderates, the Company expects the resulting gains to both support progress toward the Company’s operating margin goal and reinforce its pursuit of continued growth. The Company’s results also reflect increased operating costs, including those associated with the integration of recently completed acquisitions and other strategic investments necessary to support long-term growth.

Buy-and-Build Strategy Drives Continued Expansion

During fiscal 2025, EVI continued to advance its long-term growth strategy through the completion of four acquisitions, headlined by the purchase of Girbau North America (now Continental Laundry Solutions), the largest transaction in the Company’s history. While all acquisitions contributed to an expanded geographic footprint, enhanced service capabilities, and stronger customer relationships, the Continental acquisition marks a significant strategic milestone.

Continental is expected to add approximately $50 million in annual revenue (after intercompany eliminations) and brings a comprehensive distributor support platform encompassing sales development, training, logistics, and technical support. With relationships spanning more than 80 independent distributor customers across North America, EVI believes that Continental provides a powerful new channel for growth. EVI plans to leverage Continental as a master distributor for OEMs aiming to accelerate market penetration and to develop it into a strategic sourcing division—delivering stronger purchasing power, improved product availability, and a more competitive value proposition for both EVI-owned distributors and Continental’s independent network.

Mr. Nahmad commented: “Our success in acquisitions extends beyond financial results—it’s built on people, culture, and trust. We take great pride in how we engage with business owners and their teams, striving to honor their legacies and provide their employees with meaningful opportunities to grow within our organization. We believe that this approach has earned us a reputation as the acquirer of choice in the commercial laundry industry, with owners of target companies excited to become part of a value-driven company with a strong track record, a growth-oriented culture, and a deep commitment to customer success. We expect that this reputation will continue to open doors and fuel our long-term buy-and-build strategy.”

Innovation and Strategic Technology Initiatives

EVI made significant strides in technology adoption during fiscal 2025, building on several years of meaningful investment in digital infrastructure and innovation, reinforcing its long-term strategy to modernize operations and elevate the customer experience.

▪	Field Service: The Company believes exceptional service is the foundation of future sales. Servicing commercial laundry equipment requires highly skilled technicians, and EVI’s field service platform equips them with the tools to maximize productivity and elevate the customer experience. The system optimizes scheduling, streamlines dispatch, and provides real-time updates, improving efficiency, appointment capacity, and responsiveness. It also generates valuable data, diagnostics and parts usage, that enhance service operations and provide OEM partners insights to improve future equipment design. With only two-thirds of its features currently activated, upcoming enhancements such as predictive maintenance and advanced communication tools are expected to unlock even greater value.

Equally important, every service call is a touchpoint with the customer. Technicians are trained not only to complete repairs but also to identify preventative maintenance needs or equipment replacement opportunities that improve reliability and efficiency. Qualified leads are then passed to the Company’s 200 sales professionals, creating a recurring pipeline that drives revenue growth while deepening customer relationships. Supported by more than 425 service professionals, EVI today operates the largest service organization in the North American commercial laundry industry, and complements this scale with the industry’s broadest portfolio of products to meet virtually any customer need—together representing a powerful competitive advantage.

The rapid adoption of this platform underscores both its effectiveness and its potential. In July 2024, only two business units were live, completing about 1,000 service appointments that month. By June 2025, the rollout had expanded to 27 business units, with more than 8,500 appointments completed in that month alone.

▪	Business Intelligence: By the end of fiscal 2025, 28 of EVI’s 31 business units were operating on the Company’s end-state enterprise resource planning (ERP) platform. Combined with the rollout of enterprise-wide business intelligence (BI) tools, these initiatives have created a strong infrastructure for measuring and managing both financial and operational performance. Together, they provide leadership with real-time, data-driven insights to support faster, smarter decision-making.

With this foundation in place, EVI is focused on using insights to drive targeted improvements across its operations. In inventory management, the Company expects to optimize stock levels, reduce carrying costs, and improve fill rates. More accurate job costing is expected to ensure installation and service projects are priced and executed to protect and expand margins. In service operations, enhanced visibility into technician efficiency, parts usage, and service-level profitability is expected to support margin expansion and a more consistent customer experience. At the regional level, performance dashboards will help identify underperformance and guide the reallocation of resources to areas with the greatest potential impact.

By improving execution across these areas, the Company expects to strengthen working capital efficiency, enhance margins, and align performance across its growing network of businesses. Management believes these tools will not only improve operational consistency but also position EVI to scale more effectively and deliver greater value to customers.

▪	Planned E-Commerce Platform: As part of its broader strategy to redefine the customer experience, EVI is developing an e-commerce platform designed to deliver a seamless, data-driven, and service-integrated digital experience. Expected to launch in fiscal 2026, the platform is expected to provide real-time access to product information, inventory, pricing, and service capabilities, empowering customers to engage with the Company anytime and anywhere.

Once live, it will offer 24/7 ordering convenience, reduced transaction costs through automation, and greater accuracy in pricing and fulfillment. By leveraging customer data, EVI plans to deliver personalized product recommendations and dynamic reordering tools. Integration with service operations is expected to enable customers to schedule appointments, track service activity, and access service history online—streamlining their experience from end to end.

Supported by the industry’s largest inventory and the broadest portfolio of products, EVI’s local business units will be able to meet customer need with speed and reliability. Strategically located facilities will further enable efficient shipping and service response, strengthening customer satisfaction, loyalty, and repeat business, while lowering the cost to serve. This initiative represents a key pillar of EVI’s long-term strategy to create value through innovation, efficiency, and an exceptional customer experience.

Cash Flow, Financial Strength, and Liquidity

EVI’s objective is to maintain a healthy balance sheet that allows for access to low-cost capital to fund strategic investments in new growth opportunities as they arise. The Company’s strong financial position is key to its ability to deliver sustained long-term returns, enabling investments regardless of macroeconomic or industry conditions.

EVI generated $21.3 million in operating cash flow, which, while lower than the prior year, continues to reflect strong underlying operational performance. The year-over-year decline in cash flow is primarily attributable to an increased investment in working capital, as evidenced by higher inventory and accounts receivable balances of $66.1 million and $60.5 million, respectively, as of June 30, 2025. As of June 30, 2024, the Company had net debt of $8.3 million, and the Company generated $21.3 million in cash flow but also deployed $46.9 million across strategic acquisitions during fiscal 2025. As a result, net debt increased to $44.1 million as of June 30, 2025, reflecting ongoing investment in acquisitions, technology, and working capital to support long-term growth initiatives.

Special Cash Dividend

On September 11, 2025, EVI’s Board of Directors declared a special cash dividend on the Company’s common stock of $0.33 per share. The special cash dividend is payable on October 6, 2025, to shareholders of record as of September 25, 2025. The aggregate amount of the dividend will be approximately $4.9 million. This special cash distribution reflects the Company’s strong fiscal 2025 results and its disciplined capital structure, allowing the Company to deliver value directly to its shareholders. The previous special cash dividend paid by EVI was approved by EVI’s Board of Directors during September 2024 and was in the amount of $0.31 per share.

Tariff Impacts

EVI continues to monitor tariff developments and their potential impact on operations. In response to higher costs from suppliers and OEM partners, the Company has adjusted its own pricing while pursuing measures such as diversifying sourcing and collaborating with suppliers on shared cost strategies. Despite ongoing uncertainty around trade policy, EVI’s focus on essential equipment and replacement parts across diverse markets, along with its commitment to maintaining competitive marketability, provides a strong foundation for sustained performance.

Looking Ahead

Mr. Nahmad commented: “We will continue to execute on our long-term strategy and advance our key initiatives with a focus on growth, innovation, and achieving operating leverage. We remain committed to disciplined execution, building on our strong foundation and proven model to deliver sustained value for customers and shareholders.”

Earnings Call and Additional Information

The Company has provided a pre-recorded earnings conference call, including a business update, which can be accessed under “Financial Info” in the “Investors” section of the Company’s website at www.evi-ind.com or by visiting https://ir.evi-ind.com/message-from-the-ceo. For additional information regarding the Company’s results for the fiscal year ended June 30, 2025, please see the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025, as filed with the Securities and Exchange Commission on or about the date hereof.

Use of Non-GAAP Financial Information

In this press release, EVI discloses the non-GAAP financial measure of adjusted EBITDA, which EVI defines as earnings before interest, taxes, depreciation, amortization, and amortization of stock-based compensation. Adjusted EBITDA is determined by adding interest expense, income taxes, depreciation, amortization, and amortization of stock-based compensation to net income, as shown in the attached statement of Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Stock-based Compensation. EVI considers adjusted EBITDA to be an important indicator of its operating performance. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings, and the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. Adjusted EBITDA should not be considered as an alternative to net income or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method of analyzing EVI’s results as reported under GAAP.

About EVI Industries

EVI Industries, Inc., through its wholly owned subsidiaries, is a value-added distributor and a provider of advisory and technical services. Through its vast sales organization, the Company provides its customers with planning, designing, and consulting services related to their commercial laundry operations. The Company sells and/or leases its customers commercial laundry equipment, specializing in washing, drying, finishing, material handling, water heating, power generation, and water reuse applications. In support of the suite of products it offers, the Company sells related parts and accessories. Additionally, through the Company’s robust network of commercial laundry technicians, the Company provides its customers with installation, maintenance, and repair services. The Company’s customers include retail, commercial, industrial, institutional, and government customers. Purchases made by customers range from parts and accessories to single or multiple units of equipment, to large complex systems as well as the purchase of the Company’s installation, maintenance, and repair services.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “could,” “seek,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “strategy” and similar expressions are intended to identify forward looking statements. Forward looking statements may relate to, among other things, events, conditions, and trends that may affect the future plans, operations, business, strategies, operating results, financial position and prospects of the Company. Forward looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of the Company, or industry trends and results, to differ materially from the future results, trends, performance or achievements expressed or implied by such forward looking statements. These risks and uncertainties include, among others, those associated with: general economic and business conditions in the United States and other countries where the Company operates or where the Company’s customers and suppliers are located; economic uncertainty, including as it relates to governmental measures such as the imposition of tariffs and their effect on the pricing and demand for, and availability of, the Company’s products, global trading markets, credit markets, industry conditions, economic conditions generally or otherwise on the Company and its business and results, including that a weakening of the U.S. dollar would result in increased costs, which in turn would negatively affect the Company’s operating results; the potential of a recession; industry conditions and trends; credit market volatility; risks related to supply chain delays and disruptions and their impact on the Company’s business and results, including the Company’s ability to deliver products and services to its customers on a timely basis; risks relating to inflation, including the current inflationary trend, and other price increases (including due to the imposition of tariffs), and their impact on the Company’s costs and results (including that, if desired, the Company may not be able to successfully increase the price of its products and services to offset such costs, in whole or in part, and that price increases may result in reduced demand for the Company’s products and services); risks related to interest rate increases, including the impact thereof on the cost of the Company’s indebtedness and the Company’s ability to raise capital if deemed necessary or advisable; risks associated with international relations and international hostilities, and the impact thereof on economic conditions; the Company’s ability to implement its business and growth strategies and plans, including changes thereto; risks and uncertainties associated with the Company’s “buy-and-build” growth strategy, including, without limitation, that the Company may not be successful in identifying or consummating acquisitions or other strategic transactions, integration risks, risks related to indebtedness incurred by the Company in connection with the financing of acquisitions and other strategic transactions, dilution experienced by the Company’s existing stockholders as a result of the issuance of shares of the Company’s common stock in connection with acquisitions or other strategic transactions (or for other purposes), risks related to the business, results, operations and prospects of acquired businesses, risks that suppliers of the acquired business may not consent to the transaction or otherwise continue its relationship with the acquired business following the transaction and the impact that the loss of any such supplier may have on the results of the Company and the acquired business, risks that the Company’s goals or expectations with respect to acquisitions, including the anticipated benefits of the acquisition of Continental (including its impact on the Company’s financial results), and other strategic transactions may not be met, and risks related to the accounting for acquisitions; risks that investments, initiatives and expenses, including, without limitation, investments in acquired businesses and strategic and technology initiatives (including those associated with the Company’s field service software and ERP platform), and other investments, initiatives and expenses, may not result in the benefits anticipated; risks relating to Company’s planned e-commerce platform, including potential delays in the launch of the platform and the risk that the platform may not perform or positively impact the Company’s results as anticipated; the impact of measures which the Company may take from time to time in connection with its expansion efforts and pursuit of market share growth, including that they may not be successful and may adversely impact the Company’s gross margin and other financial results; technology changes; competition, including the Company’s ability to compete effectively and the impact that competition may have on the Company and its results, including the prices which the Company may charge for its products and services and on the Company’s profit margins, and competition for qualified employees; risks relating to the Company’s relationships with its principal suppliers and customers, including the impact of the loss of any such relationship; risks related to the Company’s indebtedness, including that availability under the Company’s credit facility is subject to the terms and conditions of the facility; the availability, terms and deployment of debt and equity capital if needed for expansion or otherwise; risks of cybersecurity threats or incidents, including the potential misappropriation or use of assets or confidential information, corruption of data or operational disruptions; the risk that orders in the Company’s backlog may not be fulfilled as or when expected; and that dividends may not be paid in the future. Reference is also made to the other economic, competitive, governmental, technological and other risks and factors discussed in the Company’s filings with the SEC, including, without limitation, in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025. Many of these risks and factors are beyond the Company’s control. Further, past performance and perceived trends may not be indicative of future results. The Company cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake to, and specifically disclaims any obligation to, update, revise or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.

EVI Industries, Inc.

Condensed Consolidated Results of Operations (in thousands, except per share data)

			Unaudited	Unaudited
	12-Months Ended	12-Months Ended	3-Months Ended	3-Months Ended
	6/30/25	6/30/24	6/30/25	6/30/24

Revenues	$389,830	$353,563	$109,956	$90,146
Cost of Sales	271,482	248,310	76,040	62,777
Gross Profit	118,348	105,253	33,916	27,369
SG&A	104,580	93,625	29,802	23,717
Operating Income	13,768	11,628	4,114	3,652
Interest Expense, net	2,743	2,744	1,026	476
Income before Income Taxes	11,025	8,884	3,088	3,176
Provision for Income Taxes	3,527	3,238	991	1,109
Net Income	$7,498	$5,646	$2,097	$2,067

Net Earnings per Share
Basic	$0.50	$0.39	$0.14	$0.14
Diluted	$0.49	$0.37	$0.14	$0.14

Weighted Average Shares Outstanding
Basic	12,734	12,650	12,758	12,681
Diluted	13,159	13,218	13,192	13,127

EVI Industries, Inc.

Condensed Consolidated Balance Sheets (in thousands, except per share data)

	6/30/25	6/30/24
Assets
Current assets
Cash	$8,852	$4,558
Accounts receivable, net	60,494	40,932
Inventories, net	66,059	47,901
Vendor deposits	1,396	1,657
Contract assets	289	1,222
Other current assets	8,346	5,671
Total current assets	145,436	101,941
Equipment and improvements, net	17,772	13,950
Operating lease assets	10,751	8,078
Intangible assets, net	30,875	22,022
Goodwill	91,667	75,102
Other assets	10,527	9,566
Total assets	$307,028	$230,659

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$50,963	$30,904
Accrued employee expenses	15,398	11,370
Customer deposits	24,316	24,419
Contract liabilities	408	—
Current portion of operating lease liabilities	3,778	3,110
Total current liabilities	94,863	69,803
Deferred income taxes, net	7,691	5,498
Long-term operating lease liabilities	7,997	5,849
Long-term debt, net	53,000	12,903
Total liabilities	163,551	94,053

Shareholders' equity
Preferred stock, $1.00 par value	—	—
Common stock, $.025 par value	325	322
Additional paid-in capital	111,219	106,540
Treasury stock	(5,155)	(4,439)
Retained earnings	37,088	34,183
Total shareholders' equity	143,477	136,606
Total liabilities and shareholders' equity	$307,028	$230,659

EVI Industries, Inc.

Condensed Consolidated Statements of Cash Flows (in thousands)

	For the twelve months ended
	6/30/25	6/30/24
Operating activities:
Net income	$7,498	$5,646
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,692	5,983
Amortization of debt discount	54	34
Provision for expected credit losses	1,052	688
Non-cash lease expense	143	14
Stock compensation	4,558	4,974
Inventory reserve	182	54
(Benefit) provision for deferred income taxes	(821)	475
Other	(87)	25
(Increase) decrease in operating assets:
Accounts receivable	(11,058)	7,028
Inventories	211	11,901
Vendor deposits	261	634
Contract assets	1,157	(41)
Other assets	(735)	2,476
(Decrease) increase in operating liabilities:
Accounts payable and accrued expenses	10,272	(8,234)
Accrued employee expenses	2,220	646
Customer deposits	(742)	1,017
Contract liabilities	408	(668)
Net cash provided by operating activities	21,265	32,652

Investing activities:
Capital expenditures	(4,861)	(4,867)
Cash paid for acquisitions, net of cash acquired	(46,925)	(1,949)
Net cash used by investing activities	(51,786)	(6,816)

Financing activities:
Dividends paid	(4,593)	(4,071)
Proceeds from borrowings	106,000	62,500
Debt repayments	(66,000)	(84,500)
Repurchases of common stock in satisfaction of employee tax withholding obligations	(716)	(1,244)
Issuances of common stock under employee stock purchase plan	124	116
Net cash provided (used) by financing activities	34,815	(27,199)
Net increase (decrease) in cash	4,294	(1,363)
Cash at beginning of period	4,558	5,921
Cash at end of period	$8,852	$4,558

EVI Industries, Inc.

Condensed Consolidated Statements of Cash Flows (in thousands)

	For the twelve months ended
	6/30/25	6/30/24
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$2,500	$2,783
Cash paid during the period for income taxes	$2,976	$4,575

Supplemental disclosures of non-cash financing activities:
Issuances of common stock for acquisitions	—	$229

Supplemental disclosures of non-cash investing activities:
Amounts owed to sellers in connection with acquisitions	$4,181	—

The following table reconciles net income, the most comparable GAAP financial measure, to Adjusted EBITDA.

EVI Industries, Inc.

Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Stock-based Compensation (in thousands)

			Unaudited	Unaudited
	12-Months Ended	12-Months Ended	3-Months Ended	3-Months Ended
	6/30/25	6/30/24	6/30/25	6/30/24

Net Income	$7,498	$5,646	$2,097	$2,067
Provision for Income Taxes	3,527	3,238	991	1,109
Interest Expense, Net	2,743	2,744	1,026	476
Depreciation and Amortization	6,692	5,983	1,958	1,491
Amortization of Stock-based Compensation	4,558	4,974	1,130	1,018
Adjusted EBITDA	$25,018	$22,585	$7,202	$6,161

EVI Industries, Inc.

4500 Biscayne Blvd., Suite 340

Miami, Florida 33137

(305) 402-9300

Henry M. Nahmad

Chairman and CEO

(305) 402-9300

Craig Ettelman

Director of Finance and Investor Relations

(305) 402-9300

info@evi-ind.com